Exhibit 99.1




          SIMTEK STRENGTHENS BOARD OF DIRECTORS THROUGH THE ADDITION OF
                       JOHN HILLYARD OF LEFTHAND NETWORKS



COLORADO SPRINGS, Colorado-October 12, 2006 - Simtek Corporation (OTC Bulletin
Board: SMTE), the world's leading supplier of nonvolatile static random access memory (nvSRAM) integrated circuits, announced today that Mr. John Hillyard, CFO of LeftHand Networks, a leading storage company headquartered in Boulder, Colorado, has been added to Simtek's Board of Directors to fill the seat vacated by Mr. Tom Surrette (who became a Board observer).

Mr. Hillyard joins the Simtek Board of Directors with more than 25 years experience as a senior finance and operations executive in the technology market, with significant domestic and international experience at both public and private companies. Prior to commencing his position as the CFO of LeftHand Networks, a pioneer in the open iSCSI SAN market, Hilllyard was EVP, Finance and Operations and Chief Financial Officer for FrontRange Solutions; Vice President and Chief Financial Officer for daly.commerce, Inc.; Vice President and Chief Financial Officer for InteliData Technologies Corp.; and Senior Vice President and Chief Financial Officer for eFunds Corporation. Hillyard has been a CFO for companies traded on domestic and international stock exchanges. He studied Business Economics at the University of California at Santa Barbara and earned his CPA while working at PriceWaterhouseCoopers.

Hillyard stated, "Having been an executive with other high growth, successful entrepreneurial companies in the Colorado Front Range, it has been exciting to see Simtek begin to flourish like it has. I'm excited to be part of the team and look forward to the bright future at Simtek."

Harold Blomquist, Chairman, President, and CEO of Simtek stated, "Simtek is excited to have a professional of John's caliber join the Board. He has considerable experience as a financial expert which is increasingly important in today's corporate governance environment. His experience in international business and finance is especially important as Simtek expands globally. In addition, John comes with experience in the data storage market which is a business sector that is very important to Simtek. We are proud to have John join our Board of Directors and look forward to his contributions."

About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.


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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-KSB and subsequent Form 10-Q and Form 8-K filings.

Source:  Simtek

IR Contact for Simtek
Sheldon Lutch
Fusion IR & Communications
sheldon@fusionir.com
212.268.1816

Company Contact for Simtek:
Brian Alleman
information@simtek.com